Exhibit 2.8

CREDIT SUISSE HEDGING-GRIFFO

Av. Presidente Juscelino Kubitschek, 1830 – T.III 7° andar	Tel: (11) 3704-8600
São Paulo – SP 04543-900	Fax: (11) 3704-8666

To the Chair of the Extraordinary General Shareholders’ Meeting of Telemar Norte Leste S.A. held on September 14, 2011.

Re:    Shareholders’ Proposal of GREEN II FUND LLC, GREEN FUND, LLC, CSHG VERDE EQUITY MASTER FUNDO DE INVESTIMENTO EM AÇÕES and CSHG VERDE MASTER FUNDO DE INVESTIMENTO MULTIMERCADO

Dear President of the Shareholders’ Meeting,

The shareholders CSHG VERDE EQUITY MASTER FUNDO DE INVESTIMENTO EM AÇÕES, enrolled in the corporate taxpayers’ registry (CNPJ/MF) under No. 08.680.812/0001-37, CSHG VERDE MASTER FUNDO DE INVESTIMENTO MULTIMERCADO, enrolled in the corporate taxpayers’ registry (CNPJ/MF) under No. 07.455.507/0001-89, GREEN II FUND LLC, enrolled in the corporate taxpayers’ registry (CNPJ/MF) under No. 11.410.514/0001-31 and GREEN FUND, LLC, enrolled in the corporate taxpayers’ registry (CNPJ/MF) under No. 13.006.249/0001-56 (together, the “Shareholders”), represented by their attorney-in-fact, Lucila Prazeres da Silva, Brazilian, single, lawyer, enrolled in OAB/SP under No. 228121 and in the individual taxpayers’ registry (CPF/MF) under No. 302029108-90, with offices at Avenida Presidente Juscelino Kubitschek, 1830, Torre IV, 7th floor, São Paulo/SP, CEP: 04543-900,

Considering that

1) the responsibility of the advisor hired to determine the value of the withdrawal rights, pursuant to §6 of article 8 of Law No. 6,404/76, to protect the interests of those shareholders dissenting from the corporate reorganization scheduled to occur, as disclosed by the management to the market1, is the reason why it is indispensible that the specialized company engaged be independent and not give rise to any possible suspicion.

2) all of the specialized companies indicated in the management’s proposal for this General Shareholders’ Meeting have an economic interest in the Company, and one of these companies indirectly controls the Company2.

3) due to the reasons above, and in the best interests of the company and of the shareholders, the list of three companies presented by the management should be disregarded.

This current PROPOSAL is submitted to the General Shareholders’ Meeting to decide on the inclusion of a fourth company – Goldman Sachs do Brasil Banco Múltiplo S.A. – in order to determine the value of the withdrawal rights of dissenting shareholders at the general shareholders’ meeting to be convened in order to consider the share exchange between the Company and Coari Participações S.A., in accordance with article 12 of the Bylaws and article 45 of Law No. 6,404/76.

/s/ Lucila Prazeres da Silva

GREEN II FUND LLC, CSHG VERDE EQUITY MASTER FUNDO DE

INVESTIMENTO EM AÇÕES and CSHG VERDE MASTER FUNDO DE

INVESTIMENTO MULTIMERCADO by their attorney-in-fact Lucila Prazeres da Silva

[1]	Material Fact disclosed on August 29, 2011, in addition to the material facts disclosed on May 24, August 1 and August 17, 2011.
[2]	Banco do Brasil S.A. is part of the controlling block of Banco Votorantim S.A. and sponsors the Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI.